RESCISSION OF GRANT OF WARRANT

Rescission Agreement, dated as of December 24, 2007 between Titan Global Holdings, Inc., a corporation existing under the laws of the State of Utah ("Titan") and Crivello Group, LLC, a Florida limited liability company (“Crivello”).

WITNESSETH:

WHEREAS, Titan and Crivello entered into a Finders Fee Agreement on July 23, 2007 pursuant to which Titan agreed to issue a warrant to Crivello to purchase 10,000,000 shares of Titan’s common stock at a price of $1.30 exercisable for a term of 10 years (the “Warrant”) upon Titan’s closing of the purchase of Appalachian Oil Company, Inc., which Warrant was issued on September 17, 2007 (the “Warrant Issuance Date”;

WHEREAS, due to mutual mistake concerning the effect arising from the issuance of the Warrant, Titan wishes to rescind the Warrant, retroactive nunc pro tunc, and effective as of the Warrant Issuance Date;

NOW, THEREFORE, in consideration of these recitals, the Warrant is hereby rescinded and abrogated.

1. This Rescission shall be effected, on or before December 26, 2007 by the return of the Warrant to Titan by Crivello duly endorsed.

2. Titan and Crivello each agree to execute and deliver timely such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Rescission and the consummation of the transactions contemplated hereby.

3. The laws of the State of Florida apply to this Agreement, without deference to the principles of conflicts of law. Both jurisdiction and venue for any litigation pursuant to this Agreement shall be proper in the courts of Florida

4. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

5. If the law does not allow a provision of this Agreement to be enforced, such unenforceable provision shall be amended to become enforceable and reflect the intent of the parties, and the rest of the provisions of this Agreement shall remain in effect.

6. The failure of any party, in any instance, to insist upon strict enforcement of the provisions of this Agreement shall not be construed to be a waiver or relinquishment of enforcement in the future, and the terms of this Agreement shall continue to remain in full force and effect.

7. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one in the same instrument. Confirmation of execution by electronic transmission of a facsimile signature shall be binding on the confirming party.

IT WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TITAN GLOBAL HOLDINGS INC.

By:	/s/ Bryan Chance
Bryan Chance
Chief Executive Officer

CRIVELLO GROUP, LLC

By:	/s/ Frank Crivello
Frank Crivello
Managing Member